File No. 70-9753


               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                 Post-Effective Amendment No. 1
                             to the
                            Form U-1

                    APPLICATION - DECLARATION
                              Under
         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

System Energy Resources, Inc.    Entergy Corporation
1340 Echelon Parkway             639 Loyola Avenue
Jackson, MS 39213                New Orleans, LA 70113

Entergy Arkansas, Inc.           Entergy Louisiana, Inc.
425 West Capitol                 4809 Jefferson Highway
Little Rock, AR 72201            Jefferson, LA 70121

Entergy Mississippi, Inc.        Entergy New Orleans, Inc.
308 East Pearl Street            1600 Perdido Building
Jackson, MS 39201                New Orleans, LA 70112

(Names of companies filing this statement and addresses of
               principal executive offices)



                   ENTERGY CORPORATION

  (Name of top registered holding company parent of each
                 applicant or declarant)




Jerry W. Yelverton                      Steven C. McNeal
President and Chief Executive Officer   Vice President and Treasurer
System Energy Resources, Inc.           Entergy Services, Inc.
1340 Echelon Parkway                    639 Loyola Avenue
Jackson, MS 39213                       New Orleans, LA 70113

         (Name and address of agent for service)


The Commission is also requested to send copies of communications in connection with this matter to:


Mark G. Otts, Esq.             William T. Baker, Jr., Esq.
Entergy Services, Inc.         Kimberly M. Reisler, Esq.
639 Loyola Avenue              Thelen Reid & Priest LLP
New Orleans, Louisiana 70113   40 W. 57th Street, 28th Floor
(504) 576-5228                 New York, New York 10019
(504) 576-4150 (Fax)           (212) 603-2000
                               (212) 603-2001

Item 2 of the Application/Declaration is hereby amended to add the following at the conclusion of such Item:

Item 2. Fees, Commissions and Expenses

     The fees, commissions and expenses of the underwriters to be incurred in connection with the issuance and sale of the Bonds, Debentures, Tax-Exempt Bonds and Municipal Securities are not expected to exceed 3.25% of the aggregate principal amount thereof.

Item 5. Procedure

     The applicants request that the Commission's notice of proposed transactions published pursuant to Rule 23(e) be issued as soon as possible, and that the Commission's order authorizing the remaining transactions proposed in this proceeding be issued by September 20, 2002, to meet System Energy's current financing schedule.

     The applicants hereby waive a recommended decision by a hearing officer or any other responsible officer of the Commission, agree that the Staff of the Division of Investment Management may assist in the preparation of the Commission's decision, and request that there be no waiting period between the issuance of the Commission's order and the date it is to become effective.

Item 6. Exhibits and Financial Statements

Section A. Exhibits

H-2   Suggested Form of Notice of Proposed Transactions for
publication in the Federal Register.

                           SIGNATURES

     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned companies have duly caused this Post-Effective Amendment No. 1 to the Application-
Declaration on Form U-1 to be signed on their behalf by the undersigned thereunto duly authorized.

                                 System Energy Resources, Inc.
                                 Entergy Corporation
                                 Entergy Arkansas, Inc.
                                 Entergy Louisiana, Inc.
                                 Entergy Mississippi, inc.
                                 Entergy New Orleans, Inc.



                                 By:  /s/ Steven C. McNeal
                                 Steven C. McNeal
                                 Vice President and Treasurer


Dated:  September 3, 2002